The Ensign Group Reports First Quarter Results
Maintains 2020 Guidance and Addresses COVID-19

Conference Call and Webcast scheduled for tomorrow, May 12, 2020 at 10:00 am PT
SAN JUAN CAPISTRANO, California – May 11, 2020 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of companies, which provide skilled nursing services, senior living services, rehabilitative care services and other healthcare services, announced record operating results for the first quarter of 2020, reporting a GAAP diluted earnings per share of $0.73(1) for the quarter with adjusted earnings per share of $0.77 for the quarter(2). The company also announced that it has implemented a number of actions to respond to the impact and uncertainty caused by the COVID-19 pandemic. These measures are highlighted later in the release.
Highlights Include:

▪GAAP diluted earnings per share for the quarter was $0.73, representing an increase of 87.2%(1) over the prior year quarter. Adjusted diluted earnings per share for the quarter was $0.77, an increase of 92.5%(2) over the prior year quarter and an increase of 28.3% sequentially over the fourth quarter.

▪Consolidated GAAP revenues for the quarter were $589.6 million, an increase of 25.1%(1) over the prior year quarter.

▪Total skilled services revenue was $558.4 million for the quarter, an increase of 24.3% over the prior year quarter and 5.3% sequentially over the fourth quarter(3).

▪Same store occupancy for the quarter was 80.1%, an increase of 28 basis points over the prior year; and same store skilled managed care and Medicare revenue was up 11.0% and 13.4%, respectively.

▪Transitioning occupancy for the quarter was 82.7%, an increase of 496 basis points over the prior year; and transitioning skilled managed care and Medicare revenue was up 32.1% and 13.7%, respectively.

▪Same store skilled days increased by 4.0% and transitioning skilled days increased by 13.8%, both over the prior year.

▪GAAP net income was $40.8 million, an increase of 90.2%(1) over the prior year, and adjusted net income for the year was $43.0 million(2), an increase of 93.3%(2) over the prior year.

(1) Represents GAAP continued operations which excludes operating results for the recently spun-out The Pennant Group, Inc. in accordance with discontinued operation guidance in GAAP.
(2) See "Reconciliation of GAAP to Non-GAAP Financial Information". All Non-GAAP financial results exclude operating results for the recently spun-out The Pennant Group, Inc. in accordance with discontinued operation guidance.
(3) Our Transitional and Skilled Services Segment is defined and outlined in Note 7 on Form 10-Q.

Operating Results

“The tremendous operational momentum we generated in 2019 continued into the first quarter of 2020. Our first quarter results were record-breaking again, as each of the local leaders continued to execute on the plans they established in 2019. In fact, even though the last few weeks of the quarter were impacted by the shutdown of normal patient traffic, our results in the first quarter still substantially exceeded our own expectations for the quarter,” said Ensign’s Chief Executive Officer Barry Port. “Given these unique times, our focus this quarter will be to provide an update on the impact COVID-19 has had and will continue to have during 2020. However, this pandemic arrived at our doorsteps at a time when our organization has never been stronger clinically and financially. Let us also remind you that Ensign was born during times much like these, and because of that, our model was designed to thrive and grow in the face of uncertainty. Our current health combined with our culture, proven local leadership strategy, healthy balance sheet and the enormous potential in our newly acquired, transitioning and same store operations, gives us confidence that we are well-positioned to manage through these unusual times and to rebound to our pre-COVID path,” he added.

Reporting that the company again achieved its highest adjusted earnings per share in its history, Mr. Port credited the local operational and clinical leadership teams and all of their field-based and Service Center partners for achieving these impressive clinical and financial results even while the COVID-19 pandemic began to gain momentum in the last few weeks of the quarter. “Our heroic leaders and caregivers have spent day and night doing all they can to protect, treat and comfort their patients and employees. We are in awe as we’ve witnessed them doing extraordinary things to go beyond the call to do their duty in an incredibly compassionate and thoughtful way. Even though others might marginalize or even look past the contribution of post-acute care, our teams deserve our gratitude and recognition for showing up on the front line every day to give their very best to their patients,” Port said.

Port noted that the strong quarterly results came from quarter over quarter improvements in occupancy and skilled mix days across same store, transitioning and newly acquired operations. He added, “Prior to COVID, we saw enormous strength in consolidated occupancy as the company hit its all-time high in February.” He also reported that the impact of COVID-19 pandemic, which started in the latter half of March, suppressed the already record-breaking financial results for the first quarter as occupancies and skilled mix were impacted by COVID-19. “We also want to make it clear that our results in the first quarter were not boosted by any stimulus funds or other positives on the reimbursement front,” he added.

Chief Financial Officer, Suzanne Snapper reported that the company’s liquidity remains strong with approximately $50.0 million of cash on hand and $235.0 million of available capacity under its line-of-credit facility, which also has a built-in expansion option, both as of May 1, 2020. Subsequent to April 1, 2020, the company received approximately $100.0 million of Medicare advance payments from the Centers for Medicare and Medicaid Services (CMS) and approximately $40.0 million of grant aid under the Coronavirus Aid, Relief and Economic Security (CARES) Act. The Medicare advanced payments will have to be repaid in August 2020. She also noted that the company also has 72 unlevered real estate assets that add additional liquidity.

A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to EBITDA, adjusted EBITDAR, adjusted EBITDA, as well as a reconciliation of GAAP earnings per share, net income to adjusted net income and adjusted net earnings per share appear in the financial data portion of this release. More complete information is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is expected to be filed with the SEC today and can be viewed on the company’s website at http://www.ensigngroup.net.

COVID-19
Port reported that each locally-led operation has been actively managing COVID-19 patient needs and adapting to the rapidly evolving environment as they provide the highest level of care to their patients. He also noted that the company’s portfolio is not being overwhelmed by COVID-19. As of May 8, 2020, the company’s 225 affiliated operations across 13 states had 355 confirmed COVID-19 patients in-house. Also, as of May 8, 2020, seven operations had over twenty COVID-19 positive cases, 25 operations had less than 20 cases and 193 operations had no confirmed cases of COVID-19 in-house. “As testing continues to become more available, we expect the number of known cases to continue to rise during the second quarter, but believe we are prepared to operate in the COVID environment for the foreseeable future,” Port said.

The company has taken numerous actions over the course of the past several weeks to provide the safest possible environment for its employees, affiliated physicians, and patients. “Our local leaders and caregivers, with the assistance of their Service Center resources, responded quickly and have been focused on the safety of our patients and staff while ensuring they were caring for the potential and, in a few cases, an actual surge of COVID patients. This included the successful acquisition of PPE and other supplies and equipment, implementation of staff retention initiatives tailored to the unique elements of various markets, ongoing leadership guidance, training and updates and the establishment of clear clinical protocols and safety measures,” Port said.

The company reported that they started to see occupancies decline in the latter half of March due to governmental stay-at-home orders, a pause on vital procedures and overall lower hospital occupancies, all of which directly impact patient referrals into the post-acute setting. More specifically, between mid-March and mid-April, combined same store and transitioning occupancy was down by 5.2% and skilled mix was down by 11.8%. However, between mid-April and early May, combined same store and transitioning occupancy was down by only 1.7% and skilled mix actually improved by 13.6%. “The rate of decline in occupancy slowed dramatically and we have seen a recent boost in skilled mix over the last several weeks. This recovery in skilled mix, together with the flattening of the occupancy declines, demonstrates continued partnership with the healthcare community. As those that have been following us throughout our history know, when we experience an increase in skilled mix, it is invariably followed by an increase in overall occupancy.” Port said.

The company has also taken steps to enhance its operational and financial flexibility during the COVID-19 pandemic. Port continued, “As we’ve done many times before, whether in the context of RUGS IV or spinning off a REIT, we acted swiftly to mitigate the impact of the pandemic by enhancing our operational and financial flexibility and redirecting resources to critical operations. Simultaneously, we took actions to increase liquidity and defer capital spend and other costs that could be delayed without impacting the delivery of care.” Additionally, the company has implemented certain cost mitigation initiatives, which included the voluntary reduction in base salaries by the Board of Directors, the executive team and other key organizational leaders, selective furloughs for non-clinical workers and other strategic expense reduction activities. The company’s response plan has multiple facets and continues to evolve as the pandemic unfolds.

“We have learned a great deal through this process and our local leaders are now shifting their focus to a comprehensive recovery effort in each of their markets. This includes proactively preparing for and executing on plans to provide care for all patient types, whether COVID positive, negative or unknown. These efforts vary building to building and market to market and are being done in partnership with local and state public health officials to ensure compliance with infection prevention protocols and the comprehensive recommendations provided by the CDC and other public health authorities,” Port said.

Port concluded, “It’s in times like these, where our local model really shines. Rather than attempting to roll out a one-size-fits-all approach across many markets with varying local restrictions, our CEO-caliber leaders and their clinical partners are very carefully working with local governments, hospitals and their managed care partners to be a solution to this pandemic. As hospitals begin to methodically resume vital procedures and to re-open, our teams will be ready to admit the many, many patients that are in need of post-acute care, all while working within the framework of the COVID-19 protocols.”

Dividend

During the quarter, the company paid a quarterly cash dividend of $0.05 per share of Ensign common stock. “Due to our strong liquidity, and the timing of our dividend payment, we were pleased to continue our long-standing practice of paying a dividend to shareholders,” said Chad Keetch, Ensign’s Chief Investment Officer. He noted that the company has been a dividend paying company since 2002 and has increased the dividend every year since. The company indicated that there are no current plans to suspend future dividends.

Quarter Growth

Also during the quarter and since, Ensign’s affiliates acquired the following skilled nursing and healthcare campus operations:

▪The Healthcare Center at Patriot Heights, a healthcare campus with 59 skilled nursing beds and 158 independent living units located in San Antonio, Texas
▪Ridgeview Post Acute, a skilled nursing facility with 105 skilled nursing beds located in Commerce City, Colorado; and
▪Irondale Post Acute, a skilled nursing facility with 83 skilled nursing beds located in Commerce City, Colorado.

“We were very pleased that we were able to add these operations to the portfolio well in advance of COVID-related access restrictions, allowing us to successfully complete our multi-faced transitions,” Keetch said. “We had several deals in the pipeline that we halted temporarily as we responded to the COVID threat. A few of these deals are slated to close sometime this summer while others will require a fresh look when the dust settles. We continue to evaluate many opportunities and the pipeline remains strong and we anticipate that there will be an influx of older and newer deals as we slowly begin to return to our pre-COVID pace. While we are always very selective buyers, we are will be even more selective over the coming months as we believe there will be some very, very attractive “turn-arounds” on the horizon and want to be sure we are choosing the best available opportunities,” he added.

These additions bring Ensign's growing portfolio to 225 skilled nursing operations, 23 of which also include senior living operations across thirteen states. Ensign now owns 92 real estate assets, 62 of which it operates and 72 of which remain completely unlevered. Keetch reaffirmed that Ensign continues to actively seek transactions to acquire real estate and to lease both well-performing and struggling skilled nursing, senior living and other healthcare related businesses in new and existing markets.

2020 Guidance Maintained
“We are maintaining our 2020 annual earnings guidance of $2.50 to $2.58 per diluted share and annual revenue guidance of $2.42 billion to $2.45 billion. We are confident that we can provide this guidance for several reasons, including our better-than-expected results in the first quarter, which under normal circumstances would have led to an increase in guidance, the implementation of certain cost reduction initiatives and the positive news in both reimbursement and stimulus funding,” Port said. He noted again that the company has seen, and expects to continue to see, a significant impact from the pandemic on second quarter and bleeding into the third quarter. But he also emphasized that the company is seeing signs of stabilization in occupancy in many markets. The company is optimistic that occupancies will continue to recover in the second half of the year as hospitals reopen and vital elective procedures begin to take place.
“While the pathway to achieving these results will differ significantly from our previous guidance and the quarterly cadence has changed, we are confident that we are well positioned to regain much of our pre-COVID momentum as the flow of patients continues to normalize over time. As the year progresses, we will continue to evaluate the impact of COVID-19 across the portfolio and will readjust as necessary,” Port said.
Management’s guidance is based on diluted weighted average common shares outstanding of approximately 57.6 million and a 25% tax rate. In addition, the guidance assumes, among other things, normalized health insurance costs, normal anticipated Medicare and Medicaid reimbursement rate increases, net of provider taxes, and acquisitions closed in the first half of 2020 and no resurgence of the COVID-19 pandemic. It also excludes acquisition-related costs and amortization costs related to intangible assets acquired, share-based compensation and start-up losses.
Conference Call
A live webcast will be held Tuesday, May 12, 2020 at 10:00 a.m. Pacific time (1:00 p.m. Eastern time) to discuss Ensign’s first quarter financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Ensign’s website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific time on Friday, June 5, 2020.

About Ensign™
The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 225 healthcare facilities in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin. Ensign’s new business venture operating subsidiaries also offer several other post-acute-related services, including mobile x-ray, lab, non-emergency transportation services and other consulting services also across several states. Each of these operations is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.
These risks and uncertainties relate to the company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Additionally, many of these risks and uncertainties are currently amplified by and in the future may be amplified by, the COVID-19 outbreak. The developments with respect to the spread of COVID-19 and its impacts have been occurring so rapidly and because of the unprecedented nature of the pandemic, we are unable to predict the extent and duration of the adverse financial impact of COVID-19 on our business, financial condition and results of operations. While we are not able to estimate the full impact of the COVID-19 outbreak on our financial condition and future results of operations, we expect that this situation will have a significant adverse effect on our reported results for our second fiscal quarter of 2020 and possibly beyond. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company’s periodic filings with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.
SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue from continuing operations	$589,613	$471,308
Expense from continuing operations:
Cost of services	454,521	371,989
Rent—cost of services	32,330	30,181
General and administrative expense	32,249	27,260
Depreciation and amortization	13,720	11,929
Total expenses	532,820	441,359
Income from operations from continuing operations	56,793	29,949
Other income (expense):
Interest expense	(3,665)	(3,672)
Interest income	698	563
Other expense, net	(2,967)	(3,109)
Income before provision for income taxes	53,826	26,840
Provision for income taxes	12,625	5,275
Net income from continuing operations, net of tax	41,201	21,565
Net income from discontinued operations, net of tax	—	6,042
Net income	41,201	27,607
Less:
Net income attributable to noncontrolling interests	352	85
Net income attributable to discontinued noncontrolling interests	—	150
Net income attributable to noncontrolling interests	352	235
Net income attributable to The Ensign Group, Inc.	$40,849	$27,372
Amounts attributable to the The Ensign Group, Inc.
Income from continuing operations attributable to The Ensign Group, Inc.	$40,849	$21,480
Income from discontinued operations, net of income tax	—	5,892
Net income attributable to The Ensign Group, Inc.	$40,849	$27,372
Net income per share attributable to The Ensign Group, Inc.:
Basic:
Continuing operations	$0.76	$0.41
Discontinued operations	—	0.11
Basic income per share attributable to The Ensign Group, Inc.	$0.76	$0.52
Diluted:
Continuing operations	$0.73	$0.39
Discontinued operations	—	0.10
Diluted income per share attributable to The Ensign Group, Inc.	$0.73	$0.49
Weighted average common shares outstanding:
Basic	53,475	53,081
Diluted	55,796	55,698

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$63,217	$59,175
Accounts receivable—less allowance for doubtful accounts of $3,421 and $2,472 at March 31, 2020 and December 31, 2019, respectively	329,518	308,985
Investments—current	15,021	17,754
Prepaid income taxes	—	739
Prepaid expenses and other current assets	25,565	24,428
Total current assets	433,321	411,081
Property and equipment, net	783,291	767,565
Right-of-use assets	1,044,060	1,046,901
Insurance subsidiary deposits and investments	32,916	30,571
Escrow deposits	—	14,050
Deferred tax assets	3,612	4,615
Restricted and other assets	30,138	26,207
Intangible assets, net	3,131	3,382
Goodwill	54,469	54,469
Other indefinite-lived intangibles	3,068	3,068
Total assets	$2,388,006	$2,361,909

Liabilities and equity
Current liabilities:
Accounts payable	$40,917	$44,973
Accrued wages and related liabilities	134,478	151,009
Lease liabilities—current	46,055	44,964
Accrued self-insurance liabilities—current	28,873	29,252
Other accrued liabilities	77,093	70,273
Current maturities of long-term debt	2,727	2,702
Total current liabilities	330,143	343,173
Long-term debt—less current maturities	344,558	325,217
Long-term lease liabilities—less current portion	970,350	973,983
Accrued self-insurance liabilities—less current portion	60,185	58,114
Other long-term liabilities	5,955	5,278
Total equity	676,815	656,144
Total liabilities and equity	$2,388,006	$2,361,909

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
	2020	2019
Net cash provided by (used in):
Continuing operating activities	$27,123	$15,754
Continuing investing activities	(15,542)	(17,848)
Continuing financing activities	(7,539)	7,292
Net increase in cash from discontinued operations	—	1,543
Net increase in cash and cash equivalents	4,042	6,741
Cash and cash equivalents beginning of period, including cash of discontinued operations	59,175	31,083
Cash and cash equivalents end of period, including cash of discontinued operations	$63,217	$37,824
Less cash of discontinued operations at end of period	—	41
Cash and cash equivalents at end of period	$63,217	$37,783

THE ENSIGN GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

The following table reconciles net income to Non-GAAP net income for the periods presented:

	Three Months Ended March 31,
	2020	2019
Net income from continuing operations	$40,849	$21,480
Net income from discontinued operations, net of tax	—	5,892
Net income attributable to The Ensign Group, Inc.	$40,849	$27,372

Non-GAAP adjustments
Stock-based compensation expense(a)	3,235	2,456
Results related to operations not at full capacity(b)	416	349
Acquisition related costs(c)	50	26
Depreciation and amortization - patient base(d)	213	70
Provision for income taxes on Non-GAAP adjustments(e)	(1,809)	(2,161)
Non-GAAP income from continuing operations	$42,954	$22,220
Non-GAAP income from discontinued operations(f)	—	8,583
Non-GAAP net income	$42,954	$30,803

Average number of shares outstanding	55,796	55,698

Diluted Earnings Per Share As Reported
Continuing operations	$0.73	$0.39
Discontinued operations	—	0.10
Diluted income per share attributable to The Ensign Group, Inc.	$0.73	$0.49

Adjusted Diluted Earnings Per Share
Continuing operations	$0.77	$0.40
Discontinued operations	—	0.15
Diluted income per share attributable to The Ensign Group, Inc.	$0.77	$0.55

Footnotes:
(a) Represents stock-based compensation expense incurred.
	Three Months Ended March 31,
	2020	2019
Cost of services	$2,111	$1,516
General and administrative	1,124	940
Total Non-GAAP adjustment	$3,235	$2,456

(b) Represents results to operations not at full capacity
	Three Months Ended March 31,
	2020	2019
Revenue	$(729)	$—
Cost of services	1,071	264
Rent	22	76
Depreciation and amortization	52	9
Total Non-GAAP adjustment	$416	$349

(c) Represents costs incurred to acquire an operation which are not capitalizable.
(d) Included in depreciation and amortization are expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.
(e) Represents an adjustment to the provision for income tax to our historical year to date effective tax rate of 25.0% for the three months ended March 31, 2020 and 2019.
(f) Represents results of the home health, hospice and senior living operations we transferred to the Pennant Group, Inc. as a result of the Spin-Off.
	Three Months Ended March 31,
	2020	2019
Revenue	$—	$77,730
Cost of services	—	(57,448)
General and administrative expenses	—	(2,393)
Rent	—	(5,598)
Depreciation and amortization	—	(658)
Interest income, net	—	11
Provision for income taxes	—	(2,911)
Non-controlling interest	—	(150)
Non-GAAP net income from discontinued operations	$—	$8,583

THE ENSIGN GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)
(Unaudited)

The table below reconciles net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the periods presented:

	Three Months Ended March 31,
	2020	2019
Consolidated Statements of Income Data:
Net income attributable to The Ensign Group, Inc.	$41,201	$27,607
Less: net income attributable to noncontrolling interests in continuing operations	352	85
Less: net income from discontinued operations, net of tax	—	6,042
Add: Interest expense, net	2,967	3,109
Provision for income taxes	12,625	5,275
Depreciation and amortization	13,720	11,929
EBITDA from continuing operations	70,161	41,793
EBITDA from discontinued operations(c)	—	8,374
EBITDA	$70,161	$50,167
Adjustments to EBITDA:
Results related to closed operations and operations not at full capacity(a)	342	264
Share-based compensation expense	3,235	2,456
Acquisition related costs(b)	50	26
Rent related to items above	22	76
Adjusted EBITDA from continuing operations	73,810	44,615
Adjusted EBITDA from discontinued operations(c)	—	12,141
Adjusted EBITDA	$73,810	$56,756
Rent—cost of services	32,330	30,181
Less: rent related to items above	(22)	(76)
Adjusted rent - cost of services	$32,308	$30,105
Adjusted rent included in discontinued operations	$—	$5,598
Adjusted EBITDAR from continuing operations	$106,118

(a) Represents results of operations not at full capacity during the period presented.
(b) Costs incurred to acquire operations which are not capitalizable.
(c) All adjustments included in the table below are presented within net income from discontinued operations, net of tax.

Three Months Ended March 31, 2019
Consolidated Statements of Income Data:
Net income from discontinued operations, net of tax	$6,042
Less: net income attributable to noncontrolling interests in discontinued operations	150
Add: Interest income, net	(12)
Provision for income taxes	1,825
Depreciation and amortization	669
EBITDA from discontinued operations	$8,374

Adjustments to EBITDA from discontinued operations:
Losses related to operations in the start-up phase	236
Stock-based compensation expense	497
Spin-off transaction costs	2,990
Acquisition related costs	36
Rent related to items above	8
Adjusted EBITDA from discontinued operations	$12,141

THE ENSIGN GROUP, INC.
SELECT PERFORMANCE INDICATORS
(Unaudited)

The following tables summarize our selected performance indicators for our transitional and skilled services segment along with other statistics, for each of the dates or periods indicated:

	Three Months Ended March 31,
	2020	2019	Change	% Change

Total Facility Results:	(Dollars in thousands)
Transitional and skilled revenue	$558,405	$449,258	$109,147	24.3%
Number of facilities at period end	193	171	22	12.9%
Number of campuses at period end*	23	19	4	21.1%
Actual patient days	1,643,390	1,406,369	237,021	16.9%
Occupancy percentage — Operational beds	79.4%	79.4%		—%
Skilled mix by nursing days	29.3%	29.9%		(0.6)%
Skilled mix by nursing revenue	50.1%	49.7%		0.4%

	Three Months Ended March 31,
	2020	2019	Change	% Change

Same Facility Results(1):	(Dollars in thousands)
Transitional and skilled revenue	$442,514	$400,440	$42,074	10.5%
Number of facilities at period end	152	152	—	—%
Number of campuses at period end*	15	15	—	—%
Actual patient days	1,265,960	1,240,298	25,662	2.1%
Occupancy percentage — Operational beds	80.1%	79.9%		0.2%
Skilled mix by nursing days	31.5%	31.0%		0.5%
Skilled mix by nursing revenue	52.7%	51.2%		1.5%

	Three Months Ended March 31,
	2020	2019	Change	% Change

Transitioning Facility Results(2):	(Dollars in thousands)
Transitional and skilled revenue	$51,476	$44,201	$7,275	16.5%
Number of facilities at period end	16	16	—	—
Number of campuses at period end*	4	4	—	—
Actual patient days	160,324	149,194	11,130	7.5%
Occupancy percentage — Operational beds	82.7%	77.7%		5.0%
Skilled mix by nursing days	23.9%	22.6%		1.3%
Skilled mix by nursing revenue	40.5%	38.1%		2.4%

	Three Months Ended March 31,
	2020	2019	Change	% Change

Recently Acquired Facility Results(3):	(Dollars in thousands)
Transitional and skilled revenue	$64,415	$2,075	$62,340	NM
Number of facilities at period end	25	2	23	NM
Number of campuses at period end*	4	—	4	NM
Actual patient days	217,106	7,981	209,125	NM
Occupancy percentage — Operational beds	73.1%	57.7%		NM
Skilled mix by nursing days	20.2%	14.9%		NM
Skilled mix by nursing revenue	39.2%	28.3%		NM

	Three Months Ended March 31,
	2020	2019	Change	% Change

Facility Closed Results(4):	(Dollars in thousands)
Transitional and skilled revenue	$—	$2,542	$(2,542)	NM
Actual patient days	—	8,896	(8,896)	NM
Occupancy percentage — Operational beds	—%	66.3%		NM
Skilled mix by nursing days	—%	16.1%		NM
Skilled mix by nursing revenue	—%	36.1%		NM
*  Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment.
(1)Same Facility results represent all facilities purchased prior to January 1, 2017.
(2)Transitioning Facility results represent all facilities purchased from January 1, 2017 to December 31, 2018.
(3)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2019.
(4)Facility Closed results represents closed operations during the three months ended March 31, 2019, which were excluded from Same Facilities results for the three months ended March 31, 2019 and 2020 for comparison purposes.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR
(Unaudited)

The following table reflects the change in skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Skilled Nursing Average Daily Revenue Rates:
Medicare	$669.44	$597.06	$584.31	$531.85	$633.84	$530.67	$657.78	$591.19
Managed care	477.80	453.90	454.11	427.27	437.72	482.85	472.74	451.90
Other skilled	524.89	491.55	482.06	481.04	323.67	426.26	514.81	490.98
Total skilled revenue	563.01	519.39	515.37	483.87	544.13	500.93	557.49	516.86
Medicaid	232.02	222.37	238.70	230.10	213.00	236.36	229.89	223.36
Private and other payors	234.15	229.54	237.52	227.47	211.98	171.82	231.05	227.87
Total skilled nursing revenue	$336.63	$315.46	$304.73	$287.02	$279.66	$259.07	$325.99	$311.87

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Percentage of Skilled Nursing Revenue:
Medicare	25.3%	24.4%	20.6%	20.7%	26.6%	13.6%	25.0%	24.0%
Managed care	19.2	18.9	16.1	13.9	11.1	13.1	18.0	18.3
Other skilled	8.2	7.9	3.8	3.5	1.5	1.6	7.1	7.4
Skilled mix	52.7	51.2	40.5	38.1	39.2	28.3	50.1	49.7
Private and other payors	7.5	7.9	11.2	11.6	10.5	16.5	8.1	8.4
Medicaid	39.8	40.9	48.3	50.3	50.3	55.2	41.8	41.9
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Percentage of Skilled Nursing Days:
Medicare	12.7%	12.8%	10.8%	11.2%	11.7%	6.8%	12.4%	12.6%
Managed care	13.5	13.1	10.8	9.4	7.1	7.2	12.4	12.6
Other skilled	5.3	5.1	2.3	2.0	1.4	0.9	4.5	4.7
Skilled mix	31.5	31.0	23.9	22.6	20.2	14.9	29.3	29.9
Private and other payors	10.8	11.3	14.5	14.6	13.7	23.6	11.5	11.8
Medicaid	57.7	57.7	61.6	62.8	66.1	61.5	59.2	58.3
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE ENSIGN GROUP, INC.
REVENUE BY PAYOR SOURCE
(Unaudited)

The following table sets forth our total revenue by payor source and as a percentage of total revenue for the periods indicated:

	Three Months Ended March 31,
	2020		2019
	$	%	$	%

Revenue:	(Dollars in thousands)
Medicaid	$224,107	38.0%	$184,499	39.1%
Medicare	155,584	26.4	116,701	24.8
Medicaid-skilled	36,077	6.1	30,451	6.5
Total Medicaid and Medicare	415,768	70.5	331,651	70.4
Managed Care	102,029	17.3	83,172	17.6
Private and Other(1)	71,816	12.2	56,485	12.0
Revenue	$589,613	100.0%	$471,308	100.0%
(1) Private and other payors in our "All Other" category includes revenue from rental income, senior living operations and all payors generated in our other ancillary operations.

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes and (c) depreciation and amortization. Adjusted EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) share-based compensation expense; (e) results of operations not at full capacity, excluding depreciation, interest and income taxes and (f) acquisition related costs;. Adjusted EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) share-based compensation expense; (f) results of operations not at full capacity, excluding rent, depreciation, interest and income taxes and (g) acquisition related costs. The company believes that the presentation of EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors to evaluate the company’s operating performance. Adjusted EBITDAR is a financial valuation measure that is not specified in GAAP. This measure is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense. The company believes disclosure of adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA and adjusted EBITDAR has substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the company believes that this non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financial Information" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.